Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3ASR of our reports dated February 27, 2026 relating to the financial statements and the financial statement schedule of Southern Copper Corporation, and the effectiveness of Southern Copper Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Southern Copper Corporation for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Galaz, Yamazaki, Ruiz Urquiza, S.C.
Affiliate of a Member Firm of Deloitte Touche Tohmatsu Limited

/s/ Galaz, Yamazaki, Ruiz Urquiza, S.C
Mexico City, Mexico

June 15, 2026